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                                                                 EXHIBIT 99(d)

NOVACARE ANNOUNCES SALE OF PHYSICAL REHABILITATION AND OCCUPATIONAL HEALTH BUSINESS

October 4, 1999 02:45 PM Eastern Time

KING OF PRUSSIA, Pa., Oct. 4 /PRNewswire/ -- NovaCare, Inc. NOV announced today that it has reached a definitive agreement to sell its outpatient physical rehabilitation and occupational health (PROH) business to Select Medical Corporation, a privately held health care company with its headquarters in Mechanicsburg, Pa. Under the terms of the agreement, Select Medical will pay NovaCare total consideration of $200 million, including the assumption of debt (expected to be approximately $45 million at closing) and approximately $155 million in cash, of which $25 million will be placed in escrow in conjunction with certain representations to Select Medical.

Select Medical is a private company that primarily operates long-term acute care hospitals and outpatient medical rehabilitation clinics. After completion of the transaction, Select Medical will have annualized net revenues exceeding $800 million with more than 40 long-term acute care hospitals and more than 700 outpatient medical rehabilitation clinics within the U.S. and Canada. Select Medical was founded in 1997 by Rocco and Robert Ortenzio, who have extensive experience as leading executives within the medical rehabilitation services industry, including Continental Medical Systems, which they founded in 1985. Select Medical has financial backing from several of the nation's leading private equity investment firms, including Welsh, Carson, Anderson & Stowe; GTCR Golder Rauner LLC; and Thoma Cressey Equity Partners.

NovaCare's PROH business will operate as NovaCare, a division of Select Medical. Division headquarters for this business will remain in King of Prussia, Pa.

"With this transaction, our employees will be joining a company with a successful track record and a strong commitment to the rehabilitation industry," said Timothy E. Foster, chief executive officer. "In addition, Select has the resources to take advantage of the growth opportunities in the attractive outpatient services sector. The new owners will retain the nationally recognized NovaCare brand and community relationships."

NovaCare shareholders previously approved the sale of PROH in a Special Meeting of Stockholders on September 21, 1999. The transaction is expected to close within 30 days following review under the Hart-Scott-Rodino Act. The transaction is not subject to financing contingencies.

"The purchase price is at the minimum of our expected range as estimated in our August proxy statement to shareholders and reflects current weakness in the debt markets for health care transactions and declining values in the rehabilitation sector," said Foster.
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Warburg Dillon Read and Wasserstein Perella & Company acted as NovaCare's advisors on the transaction.

Cautionary Statement

Except for historical information, matters discussed are forward-looking statements that are based on management's estimates, assumptions and projections. Important factors that could cause results to differ materially from those expected by management include reimbursement system changes, the productivity of clinicians, pricing of payer contracts, management retention and development, management's success in developing and introducing new products and lines of business, the ability of the company, its customers and suppliers to complete assessment, testing and remediation of Year 2000 issues, the ability of the company to improve its cash flow from operations, the ability to complete the sale of the physical rehabilitation and occupational health business and adverse Internal Revenue Service rulings with respect to the employer status of employee services businesses.

SOURCE NovaCare, Inc.